As filed with the Securities and Exchange Commission on May 29, 2018.	Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LEARNING TREE INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	95-3133814
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

13650 Dulles Technology Drive, Herndon, Virginia	20171
(Address of Principal Executive Offices)	(Zip Code)

2018 EQUITY INCENTIVE PLAN

AND

INDIVIDUAL NON-QUALIFIED STOCK OPTION GRANTS

(Full title of the plan)

Richard Spires, Chief Executive Officer and Director

13650 Dulles Technology Drive

Herndon, Virginia 20171

(Name and Address of agent of service)

(703) 709-9119

(Telephone number, including area code, of agent of service)

Copies to:

Jonathan C. Pavony

Squire Patton Boggs (US) LLP

2550 M Street, Northwest

Washington, DC 20037

(202) 457-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share	600,000	(2)	$1.60	(3)	$960,000	$119.52
Common Stock, par value $0.0001 per share	200,000	(4)	$1.248	(6)	$249,600	$31.08
Common Stock, par value $0.0001 per share	100,000	(5)	$1.19	(7)	$119,000	$14.82
Total:	900,000				$1,328,600	$165.42

(1)

Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Represents shares of Registrant common stock that are reserved for future issuance under the Learning Tree International, Inc. 2018 Equity Incentive Plan.

(3)

This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act, based on the average of the high and low sales prices of the Registrant’s Common Stock on May 24, 2018, as reported by the OTCQX U.S. Market.

(4)

Represents shares of common stock underlying outstanding non-qualified stock options previously granted to Richard A. Spires pursuant to a non-qualified stock option Award Agreement, dated October 7, 2015.

(5)

Represents shares of common stock underlying outstanding non-qualified stock options previously granted to Richard A. Spires pursuant to a non-qualified stock option Award Agreement, dated October 26, 2015.

(6)	Calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended. The price of $1.248 per share represents the exercise price per share for the non-qualified stock options granted.

(7)	Calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended. The price of $1.19 per share represents the exercise price per share for the non-qualified stock options granted.

INTRODUCTORY STATEMENT

Learning Tree International, Inc. (the “Registrant” or the “Company”) is filing this Registration Statement on Form S-8 (“Registration Statement”) relating to its common stock, $0.0001 par value per share (the “Common Stock”), issuable pursuant to the terms of (i) the Learning Tree International, Inc. 2018 Equity Incentive Plan (the “Incentive Plan”) and (ii) the non-qualified stock option Award Agreements, dated October 7, 2015 and October 26, 2015, entered into between the Company and Mr. Richard A. Spires (collectively, the “Non-Qualified Stock Option Award Agreements”), which provide for the grant of non-qualified stock options that are exercisable for an aggregate of 300,000 shares of Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.         Plan Information.*

Item 2.         Registrant Information and Employee Plan Annual Information.*

____________________________

*	The document(s) containing the information concerning the Incentive Plan and the Non-Qualified Stock Option Award Agreements required by Item 1 of Form S-8 and the statement of availability of registrant information, plan information and other information required by Item 2 of this Form S-8 will be sent or given to (i) participants of the Incentive Plan and (ii) Mr. Richard A. Spires as the holder of the non-qualified stock options granted pursuant to the Non-Qualified Stock Option Award Agreements, as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). Such documents and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for this Registration Statement, which satisfies the requirements of Section 10(a) of the Securities Act.

In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Company will maintain a file of such documents in accordance with the provisions of Rule 428 of the Securities Act. Upon request, the Company will furnish to the Commission or its staff a copy of any or all of the documents included in such file. Any such request should be directed to David W. Asai, Chief Financial Officer at Learning Tree International, Inc., 13650 Dulles Technology Drive, Herndon, VA 20171, telephone number (703) 709-9119.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference

The Company is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission.  The following documents, which are on file with the Commission (File No. 000-27248), are incorporated in this Registration Statement by reference:

(a)

The Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2017 (“Form 10-K”), as filed on December 15, 2017 and the amendment to the Company’s Form 10-K as filed on January 29, 2018;

(b)	The Company’s Quarterly Reports on Form 10-Q, as filed on February 8, 2018 and May 8, 2018;

(c)	The Company’s Current Reports on Form 8-K, as filed on December 28, 2017, January 22, 2018, April 17, 2018, and April 23, 2018 (in each case to the extent filed and not furnished); and

(d)

The description of our Common Stock as set forth under the caption “Description of Capital Stock” in our registration statement on Form S-1, File No. 333-12421, as filed with the Commission on September 20, 1996, and any amendments or reports thereto filed with the Commission for the purpose of updating such description (“Form S-1”).

In addition, all documents filed subsequent to the date of this Registration Statement by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the Commission), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

None.

Item 6.	Indemnification of Directors and Officers

Article Eight of our Restated Certificate of Incorporation and Article VIII of our Bylaws, as amended, provide for indemnification of officers and directors.

Section 145 of the General Corporation Law of the State of Delaware provides, in part, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding because such person is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation, as a director, officer, employee or agent of another corporation, against all costs actually and reasonably incurred by him or her in connection with such action, suit or proceedings if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. Similar indemnity is permitted to be provided to such persons in connection with an action or suit by or in the right of the corporation, provided such person acted in good faith and in a manner believed to be in or not opposed to the best interests of the corporation, and provided further (unless a court of competent jurisdiction otherwise determines) that such person shall not have been adjudged liable to the corporation.

In accordance with Section 145 of the General Corporation Law of the State of Delaware, we have entered into indemnification agreements with each of our directors and certain of our officers indemnifying them to the fullest extent permitted by law. The indemnification provisions, and the indemnification agreements entered into between us and our directors and certain of our officers, may be sufficiently broad to permit indemnification of our officers and directors for liabilities arising under the Securities Act.

In addition, we also maintain insurance policies under which our directors and officers are insured. Within the limits of these policies, our directors and officers are insured against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been our directors or officers.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits

Exhibit Number
4.1

Learning Tree International, Inc. 2018 Equity Incentive Plan (incorporated by reference to Annex A to the proxy statement for the Annual Meeting of Stockholders filed with the Securities and Exchange Commission on March 8, 2018).

4.2

Learning Tree International, Inc. Form of Incentive Stock Option Award Agreement (incorporated by reference to Exhibit 10.2 of the Form 8-K filed with the Securities and Exchange Commission on April 23, 2018).

4.3

Learning Tree International, Inc. Form of Non-Qualified Stock Option Award Agreement (incorporated by reference to Exhibit 10.3 of the Form 8-K filed with the Securities and Exchange Commission on April 23, 2018).

4.4

Learning Tree International, Inc. Form of Award Agreement for 200,000 and 100,000 Non-Qualified Stock Options granted to Richard A. Spires on October 7, 2015 and October 26, 2015 (incorporated by reference to Exhibit 10.3 of the Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 15, 2015).

5.1	Opinion of Squire Patton Boggs (US) LLP.

23.1	Consent of BDO USA LLP.

23.2	Consent of Squire Patton Boggs (US) LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page of this Registration Statement).

Item 9.	Undertakings

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities:  The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:  (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Herndon, Commonwealth of Virginia, on May 29, 2018.

LEARNING TREE INTERNATIONAL, INC.

By:	/s/ Richard A. Spires
Richard A. Spires
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the undersigned officers and directors does hereby severally constitute and appoint Richard Spires and David Asai, and each of them singly, or their substitute or substitutes, as his or her true and lawful attorneys-in-fact and agents, with full power and authority to do any and all acts and things and to execute and file or cause to be filed any and all instruments, documents or exhibits which said attorneys and agents, or any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement and to any and all instruments, documents or exhibits filed as part of, or in conjunction with, this Registration Statement or amendments or supplements thereof, with the powers of substitution and revocation, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any one of them, or their substitute or substitutes, shall lawfully do or cause to be done by virtue hereof. In witness whereof, each of the undersigned has executed this Power of Attorney as of the dates indicated below.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. This document may be executed by the signatories hereto on any number of counterparts, all of which shall constitute one and the same instrument.

Signature	Title	Date

/s/ Richard A. Spires	Chief Executive Officer and Director (Principal Executive Officer)	May 29, 2018
Richard A. Spires

/s/ David W. Asai	Chief Financial Officer (Principal Financial	May 29, 2018
David W. Asai	Officer and Principal Accounting Officer)

/s/ David C. Collins	Chairman of the Board	May 20, 2018
David C. Collins

/s/ Henri Hodara	Director	May 22, 2018
Henri Hodara, Ph.D.

/s/ John R. Phillips	Director	May 20, 2018
John R. Phillips, Ph.D.

/s/ Mary C. Collins	Director	May 20, 2018
Mary C. Collins

/s/ Richard J. Surratt	Director	May 22, 2018
Richard J. Surratt